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                                                                    EXHIBIT 15.1

                   LETTER RE: UNAUDITED FINANCIAL INFORMATION
                             ACKNOWLEDGMENT LETTER

                                          August 6, 1997

The Board of Directors
Witco Corporation

     We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Witco Corporation 1997 Stock Incentive Plan of our report dated May 12, 1997 relating to the unaudited condensed consolidated interim financial statements of Witco Corporation and Subsidiary Companies which is included in its Form 10-Q for the quarter ended March 31, 1997.

     Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Sections 7 or 11 of the Securities Act of 1933.

                                          /s/ ERNST & YOUNG LLP

Stamford, Connecticut


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